Exhibit 5.1

May 4, 2010

Clearfield, Inc.
5480 Nathan Lane, Suite 120
Plymouth, MN 55442

Re:	Opinion of Counsel as to Legality of Shares of Common Stock to be Registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which Clearfield, Inc. (the “Company”) is filing with the Securities and Exchange Commission to register 300,000 shares of Common Stock, $0.01 par value per share, of the Company that may be issued under the Clearfield, Inc. 2010 Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.

Based on the foregoing, it is our opinion that, under the current laws of the State of Minnesota the 300,000 shares of Common Stock of the Company proposed to be issued under the Plan will, when issued pursuant to the terms of the Plan, be legally issued, fully paid and non-assessable.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.